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                  BlackRock Strategic Global Bond Fund, Inc.
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                                 (the "Fund")

77D(g)

Policies with respect to security investments

EFFECTIVE ON JUNE 14, 2016, THE FOLLOWING CHANGES WERE MADE TO THE FUND'S SUMMARY PROSPECTUS AND PROSPECTUS, AS APPLICABLE:

THE SECTION OF THE SUMMARY PROSPECTUS CAPTIONED "KEY FACTS ABOUT BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.--PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" AND THE SECTION OF THE PROSPECTUS CAPTIONED "FUND OVERVIEW--KEY FACTS ABOUT BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.--PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" WERE AMENDED TO ADD THE FOLLOWING:

   The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange traded funds that exclusively invest in commodities and are designed to provide this exposure without direct investment in physical commodities. The Fund may also gain exposure to commodity markets by investing up to 25% of its total assets in the Subsidiary, a wholly owned subsidiary of the Fund formed in the Cayman Islands, which invests primarily in commodity-related instruments.

THE SECTION OF THE SUMMARY PROSPECTUS CAPTIONED "KEY FACTS ABOUT BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.--PRINCIPAL RISKS OF INVESTING IN THE FUND" AND THE SECTION OF THE PROSPECTUS CAPTIONED "FUND OVERVIEW--KEY FACTS ABOUT BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.--PRINCIPAL RISKS OF INVESTING IN THE FUND" WERE AMENDED TO ADD THE FOLLOWING:

.. COMMODITIES RELATED INVESTMENTS RISKS--Exposure to the commodities markets may subject the Fund to greater volatility than investments in traditional securities. The value of commodity-linked derivative investments may be affected by changes in overall market movements, commodity index volatility, changes in interest rates, or factors affecting a particular industry or commodity, such as drought, floods, weather, embargoes, tariffs and international economic, political and regulatory developments.

.. SUBSIDIARY RISK--By investing in the Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary's investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see "Commodities Related Investments Risks" above). There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act, and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the Investment Company Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are both managed by BlackRock, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this prospectus and the Statement of Additional Information and could adversely affect the Fund.

   In late July 2011, the Internal Revenue Service suspended the granting of private letter rulings that concluded that the income and gain generated by a registered investment company's investments in commodity-linked notes, and the income generated from investments in controlled foreign subsidiaries that invest in physical commodities and/or commodity-linked derivative instruments, would be "qualifying income" for regulated investment company qualification purposes. As a result, there can be no assurance that the Internal Revenue Service will treat such income and gain as "qualifying income." If the Internal Revenue Service makes an adverse determination relating to the treatment of such income and gain, the Fund will likely need to change its investment strategies, which could adversely affect the Fund.

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THE SECTION OF THE PROSPECTUS CAPTIONED "DETAILS ABOUT THE FUNDS--HOW EACH FUND
INVESTS--BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.--PRINCIPAL INVESTMENT STRATEGIES" WAS AMENDED TO ADD THE FOLLOWING:

   The Strategic Global Bond Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-related instruments and investment vehicles such as exchange traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities. The Strategic Global Bond Fund may also gain exposure to commodity markets by investing in Strategic Global Bond Fund (Cayman) (the "Subsidiary"). The Subsidiary invests primarily in commodity-related instruments. The Subsidiary may also hold cash and invest in other instruments, including fixed income securities, either as investments or to serve as margin or collateral for the Subsidiary's derivative positions. BlackRock is the manager of the Subsidiary. The Subsidiary (unlike the Strategic Global Bond Fund) may invest without limitation in commodity-related instruments. However, the Subsidiary is otherwise subject to the same fundamental, non-fundamental and certain other investment restrictions as the Strategic Global Bond Fund. The Strategic Global Bond Fund will limit its investments in the Subsidiary to 25% of its total assets.

   The Subsidiary is managed pursuant to compliance policies and procedures that are the same, in all material respects, as the policies and procedures adopted by the Strategic Global Bond Fund. As a result, BlackRock, in managing the Subsidiary's portfolio, is subject to the same investment policies and restrictions that apply to the management of the Strategic Global Bond Fund, and, in particular, to the requirements relating to portfolio leverage, liquidity, brokerage, and the timing and method of the valuation of the Subsidiary's portfolio investments and shares of the Subsidiary. These policies and restrictions are described in detail in the Statement of Additional Information ("SAI"). The Chief Compliance Officer of the Strategic Global Bond Fund oversees implementation of the Subsidiary's policies and procedures, and makes periodic reports to the Board of Directors (the "Board") regarding the Subsidiary's compliance with its policies and procedures. The Strategic Global Bond Fund and Subsidiary test for compliance with certain investment restrictions on a consolidated basis, except that with respect to its investments in certain securities that may involve leverage, the Subsidiary complies with asset segregation requirements to the same extent as the Strategic Global Bond Fund.

   BlackRock provides investment management and other services to the Subsidiary. BlackRock does not receive separate compensation from the Subsidiary for providing it with investment management or administrative services. However, the Strategic Global Bond Fund pays BlackRock based on the Fund's assets, including the assets invested in the Subsidiary. The Subsidiary will also enter into separate contracts for the provision of advisory, custody, accounting agent and audit services with the same or with affiliates of the same service providers that provide those services to the Strategic Global Bond Fund.

   The financial statements of the Subsidiary will be consolidated with the Strategic Global Bond Fund's financial statements in the Fund's Annual and Semi-Annual Reports. The Strategic Global Bond Fund's Annual and Semi-Annual Reports are distributed to shareholders, and copies of the reports are provided without charge upon request as indicated on the back cover of this prospectus. Please refer to the SAI for additional information about the organization and management of the Subsidiary.

THE SECTION OF THE PROSPECTUS CAPTIONED "DETAILS ABOUT THE FUNDS--HOW EACH FUND INVESTS--INVESTMENT RISKS--PRINCIPAL RISKS OF INVESTING IN A FUND" WAS AMENDED TO ADD THE FOLLOWING:

.. COMMODITIES RELATED INVESTMENTS RISKS (STRATEGIC GLOBAL BOND FUND)--Exposure to the commodities markets may subject the Fund to greater volatility than investments in traditional securities. The value of commodity-linked derivative investments may be affected by changes in overall market movements, commodity index volatility, changes in interest rates, or factors affecting a particular industry or commodity, such as drought, floods, weather, embargoes, tariffs and international economic, political and regulatory developments.

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..  SUBSIDIARY RISK (STRATEGIC GLOBAL BOND FUND)--By investing in the
   Subsidiary, the Fund is indirectly exposed to the risks associated with the Subsidiary's investments. The commodity-related instruments held by the Subsidiary are generally similar to those that are permitted to be held by the Fund and are subject to the same risks that apply to similar investments if held directly by the Fund (see "Commodities Related Investments Risks" above). These risks are described elsewhere in this prospectus. There can be no assurance that the investment objective of the Subsidiary will be achieved. The Subsidiary is not registered under the Investment Company Act, and, unless otherwise noted in this prospectus, is not subject to all the investor protections of the Investment Company Act. However, the Fund wholly owns and controls the Subsidiary, and the Fund and the Subsidiary are both managed by BlackRock, making it unlikely that the Subsidiary will take action contrary to the interests of the Fund and its shareholders. The Board has oversight responsibility for the investment activities of the Fund, including its investment in the Subsidiary, and the Fund's role as sole shareholder of the Subsidiary. The Subsidiary is subject to the same investment restrictions and limitations, and follows the same compliance policies and procedures, as the Strategic Global Bond Fund. Changes in the laws of the United States and/or the Cayman Islands could result in the inability of the Fund and/or the Subsidiary to operate as described in this prospectus and the SAI and could adversely affect the Fund. For example, the Cayman Islands does not currently impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax on the Subsidiary. If Cayman Islands law changes such that the Subsidiary must pay Cayman Islands taxes, Fund shareholders would likely suffer decreased investment returns.

   In addition, in late July 2011, the IRS suspended the granting of private letter rulings that concluded that the income and gain generated by a registered investment company's investments in commodity-linked notes, and the income generated from investments in controlled foreign subsidiaries that invest in physical commodities and/or commodity-linked derivative instruments, would be "qualifying income" for regulated investment company qualification purposes. As a result, there can be no assurance that the IRS will treat such income and gain as "qualifying income." If the IRS makes an adverse determination relating to the treatment of such income and gain, the Fund will likely need to change its investment strategies, which could adversely affect the Fund.

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